UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [✓]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]

Preliminary Proxy Statement

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

[   ]

Definitive Additional Materials

[✓]

Soliciting Material Pursuant to §240.14a-12

WAUSAU PAPER CORP.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[✓]

No fee required.

[   ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)

Title of each class of securities to which transaction applies:

2)

Aggregate number of securities to which transaction applies:

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)

Proposed maximum aggregate value of transaction:

5)

Total fee paid:

[   ]

Fee paid previously with preliminary materials.

[   ]

Check box if any part of  the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)

Amount Previously Paid:

2)

Form, Schedule or Registration Statement No.:

3)

Fling Party:

4)

Date Filed:

Important Additional Information

Wausau Paper Corp., (the “Company”) its directors, its executive officers and certain other employees are participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 annual meeting of shareholders.  The Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its 2014 annual meeting of stockholders.  COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION.  The names of the participants in the Company’s solicitation and their respective interests in the Company by security holdings or otherwise is set forth in the attached Appendix A.  These documents, as well as the 2014 proxy statement, any other relevant documents and other material filed with the SEC concerning the Company are (or will be when filed) available free of charge at www.sec.gov and www.wausaupaper.com.

On February 10, 2014, the Company issued the following news release:

WAUSAU PAPER REPORTS FOURTH-QUARTER

AND FULL-YEAR 2013 RESULTS

MOSINEE, WI – February 10, 2014 – Wausau Paper (NYSE:WPP) reported:

•

Completed strategic transformation to a Company 100% focused on tissue during 2013

•

Continued strong case volume growth with fourth quarter growth up 7.4% and full year 2013 growth up 4.4%

•

Sequentially improved adjusted quarterly EBITDA

•

Reaffirms fourth quarter 2014 guidance of $20-24MM EBITDA; modestly revises full year 2014 guidance to $60-$70MM EBITDA from $65-$70MM

Financial Results

•

Net sales increased 4.8 percent to $91.1 million in the fourth quarter of 2013, a fourth quarter record, compared to $87.0 million in the fourth quarter of 2012. Full-year 2013 net sales increased 1.3 percent to $348.6 million compared to $344.2 million for full year 2012.

•

On a reported basis, fourth-quarter 2013 results from continuing operations were a net loss of $0.16 per share. Excluding special items, adjusted net loss per share from continuing operations were $0.00, improving sequentially from the third quarter of 2013 adjusted net loss from continuing operations, excluding special items, of $0.02 per share. Fourth quarter adjusted EBITDA was $11.6 million, up from adjusted EBITDA of $10.6 million in the third quarter of 2013.

•

On a reported basis, full-year 2013 results from continuing operations were a net loss of $0.57 per share. Excluding special items, the adjusted net loss from continuing operations in 2013 was $0.15 per share, compared to net earnings of $0.19 per share for 2012.

•

Compared to the third quarter of 2013, results of continuing operations in the fourth quarter were impacted by costs associated with an unplanned 3.5 day outage on the new towel and tissue machine in Harrodsburg, Kentucky, to improve operational performance, additional incentives and rebates resulting from increased sales volume, more competitive pricing in support product categories and professional fees associated with proxy and advisory services. These unfavorable impacts were more than offset by better than expected wastepaper pricing and the continued momentum gain of the new DublNature® premium products.

Case Volume Growth of 7.4%

•

Fourth-quarter case shipment volume increased 7.4 percent in 2013 compared to the same period in 2012, and represented a quarterly Company shipment record with over 4,393,000 cases.

•

Strategic products, those products that are sold through proprietary dispensing systems or produced with premium substrates, were up 5.2 percent in the fourth quarter of 2013 compared to the same quarter in 2012.

•

DublNature brand of premium products continued to gain momentum in the market and, in the second half of 2013, were up approximately 33 percent over 2012 shipment levels.

Rightsizing

•

The Company has relocated operations, logistics and procurement functions to its Kentucky site and centralized remaining information technology, finance and shared services in Wisconsin. The majority of senior leadership is based in Kentucky, including manufacturing leadership.

•

Overall $9 million of annualized cost reduction initiatives were in place at the end of 2013, including reduction of approximately 20 percent in salaried staffing levels.

Henry C. Newell, president and CEO, commented, “Wausau Paper is now uniquely positioned to create value as a company 100 percent focused on tissue, with a highly differentiated strategy that will continue to demonstrate above market rates of growth and expanding margins. Over the past year, we have completed the strategic repositioning of the Company, ramped up our Harrodsburg operations and launched a total of 20 new premium towel and tissue products – with more new products to come in 2014. As a result, our shipment volume grew 2 to 3 times the market’s growth rate, with second half growth of 4 to 5 times the market, and expanded adjusted EBITDA and adjusted EBITDA margins every quarter.”

Outlook

For the full year 2014, we reaffirm our guidance of 6 percent annual case shipment growth, with the EBITDA in fourth quarter of 2014 in a range of $20 to $24 million and EBITDA margins of 20 and 24 percent. We anticipate 2014 fourth-quarter net earnings from continuing operations of $0.10 to $0.13 per share.

Full-year 2014 guidance is revised from EBITDA in a range of $65 to $70 million, with EBITDA margins of 17 to 19 percent, and net earnings per share from continuing operations of $0.21 to $0.28, to EBITDA in a range of $60 to $70 million, EBITDA margins of 16 to 19 percent, and net earnings per share from continuing operations of $0.14 to $0.28.

We expect the first half of 2014 to be pressured by normal seasonal decline in demand, continued competitive pricing in the support categories of our product mix and production trials supporting the launch of our new to the market Artisan™ products. In addition, we anticipate continuing professional fees related to proxy and advisory services and increased energy costs.

2013 FOURTH-QUARTER AND FULL-YEAR RESULTS

Continuing Operations

The following fourth-quarter and full-year discussion, as well as the financial highlights and other information summarized in the preceding discussion, contain comparisons of financial elements including adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings (loss) and adjusted net earnings (loss) per share. These presentations are not in accordance with generally accepted accounting principles (GAAP). The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Excluding special items, the fourth quarter resulted in an adjusted net loss of $0.3 million, or $0.00 per share. Prior-year fourth-quarter performance, excluding special items, was adjusted net earnings of $2.4 million, or $0.05 per share. On a reported basis, the fourth quarters of 2013 and 2012 were net losses of $0.20 per share and $0.05 per share, respectively.

The full year of 2013, excluding special items, resulted in an adjusted net loss of $7.4 million, or $0.15 per share, compared to prior-year net earnings, excluding special items, of $9.6 million, or $0.19 per share.

Due to the significant investment of capital and resources connected with the Company’s Tissue expansion project, comparability of quarter-over-quarter and year-over-year after-tax net results, excluding special items, has been impacted by:

(in millions, except per share data)	Three Month After-Tax Impact		Full Year After-Tax Impact
	$	Per share	$	Per share
Startup, outage and inventory transition costs	$0.8	$0.01	($4.7)	($0.10)
Incremental depreciation/interest expense	($1.8)	($0.05)	($9.5)	($0.19)

On a continuing operations basis, adjusted EBITDA and EBITDA margin for the fourth quarters of 2013 and 2012 were $11.6 million, or 12.7 percent, and $13.4 million, or 15.4 percent, respectively. Full-year adjusted EBITDA and EBITDA margin was $36.9 million, or 10.6 percent in 2013 compared to $50.5 million, or 14.7 percent in 2012.

Fourth-quarter net sales for 2013 were $91.1 million, increasing 4.8 percent compared to $87.0 million reported for the fourth quarter of 2012. On a 12 month basis, net sales increased 1.3 percent to $348.6 million in 2013 compared to $344.2 million in 2012.

As expected, case shipment volume increased as the new line of premium DublNature products was more broadly distributed into the away-from-home market and EcoSoft® branded products continued their strong performance. In total, volume in the fourth quarter improved 7.4 percent over the prior-year period, resulting in full-year growth of 4.4 percent, or 2 to 3 times the rate of market growth.

After being down approximately 1 percent in the first half of 2013 compared to the same period in 2012, second-half volume in strategic product categories improved more than 6 percent over the prior-year second-half, with fourth quarter shipments in 2013 increasing more than 5 percent over the same period in 2012. Full year volume in our support product categories grew more than 6 percent over 2012, with second half volume increasing nearly 9 percent over the prior-year’s second half and fourth quarter shipments in 2013 increasing nearly 10 percent over the prior-year quarter.

The normalized effective tax rate for 2013 was 37.9 percent. In the fourth quarter of 2013, the Company recognized additional income tax expense of approximately $8.0 million, or $0.16 per share, related to an income tax valuation allowance for a portion of the existing cellulosic biofuels credit that will likely not be utilized to offset taxable income prior to its expiration in 2015. For the full year of 2013, the Company recognized approximately $21.0 million, or $0.42 per share, of additional income tax expense. The full year includes the income tax valuation allowance recognized in the fourth quarter of 2013 and approximately $13.0 million, net of federal tax benefit, or $0.26 per share, recognized in prior 2013 quarters that was primarily related to certain state income tax carryforwards that will likely not be utilized in future years due to the sale of the specialty paper business in the second quarter of 2013.

Discontinued Operations

During the second quarter of 2013, the Company completed the sale of its specialty paper business, including its manufacturing facilities in Mosinee and Rhinelander, Wisconsin. This transaction, combined with the first quarter closure of the technical specialty paper mill in Brainerd, Minnesota, results in the Company’s former Paper segment being reclassified as a discontinued operation and therefore is presented separately from continuing operations in all periods presented in the condensed consolidated statements of operations.

For the fourth quarter of 2013, discontinued operations resulted in a loss, net of tax, of $2.2 million, or $0.04 per share, compared to a loss of $2.7 million, net of tax, or $0.05 per share, for the fourth quarter of 2012. Included in the loss, net of tax, in the fourth quarter of 2013 are after-tax closure-related costs of $1.5 million, or $0.03 per share.

For the full year, discontinued operations, net of tax, resulted in a net loss of $69.1 million, or $1.40 per share in 2013. 2013 full-year results include an impairment charge of $40.7 million, net of tax, or $0.82 per share, and after-tax closure-related costs of $4.5 million, or $0.09 per share, related to the Company’s second-quarter 2013 sale of its specialty paper business; and $29.2 million, or $0.59 per share, in after-tax charges related to the closure of the Brainerd mill, which were partially offset by after-tax results of operations of $5.3 million, or $0.11 per share. For 2012, full-year discontinued operations resulted in earnings, net of tax, of $2.2 million, or $0.05 per share, and included a gain on the sale of the business of $7.7 million, net of tax, or $0.16 per share; closure-related costs of $4.2 million, net of tax, or $0.08 per share, and a net loss from operations of $1.3 million, net of tax, or $0.03 per share.

CONFERENCE CALL

Wausau Paper’s fourth-quarter conference call is scheduled for 9:00 a.m. Central - 10:00 a.m. Eastern on Tuesday, February 11, and can be accessed through the investor information section of the Company’s website at www.wausaupaper.com. A replay of the webcast will be available at the same site through February 18.

INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2012. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Wausau Paper

Year Ended December 31, 2013

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Years
of Operations (Unaudited)	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Net sales	$ 91,104	$ 86,961	$ 348,584	$ 344,182
Cost of sales	75,964	72,072	298,982	280,442
Gross profit	15,140	14,889	49,602	63,740
Selling & administrative expenses	12,921	13,694	52,186	62,603
Operating profit (loss)	2,219	1,195	(2,584)	1,137
Interest expense	(1,962)	(971)	(8,802)	(3,330)
Other income (expense), net	11	(14)	(4)	(51)
Earnings (loss) from continuing operations before income taxes	268	210	(11,390)	(2,244)
Provision (credit) for income taxes	8,090	(23)	16,793	(682)
(Loss) earnings from continuing operations	(7,822)	233	(28,183)	(1,562)
(Loss) earnings from discontinued operations, net of taxes	(2,160)	(2,691)	(69,082)	2,238
Net (loss) earnings	$ (9,982)	$ (2,458)	$ (97,265)	$ 676

Net (loss) earnings per share (basic and diluted):
Continuing operations	$ (0.16)	$ 0.00	$ (0.57)	$ (0.03)
Discontinued operations	(0.04)	(0.05)	(1.40)	0.05
Net (loss) earnings per share*	$ (0.20)	$ (0.05)	$ (1.97)	$ 0.01

Weighted average shares outstanding-basic	49,449	49,323	49,411	49,312
Weighted average shares outstanding-diluted	49,449	49,542	49,411	49,312

* Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	December 31,	December 31,
	2013	2012
Current assets	$ 99,195	$166,856
Property, plant, and equipment, net	298,962	460,656
Other assets	74,817	73,203
Assets of discontinued operations	8,589	–
Total Assets	$481,563	$700,715

Current liabilities	$ 71,983	$ 98,186
Long-term debt	150,000	196,200
Other liabilities	88,555	199,995
Liabilities of discontinued operations	2,883	833
Stockholders' equity	168,142	205,501
Total Liabilities and Stockholders' Equity	$481,563	$700,715

Condensed Consolidated Statements of Cash Flows (Unaudited) (Note 1)	Years
	Ended December 31,
	2013	2012
Cash flows from operating activities:
Net (loss) earnings	$ (97,265)	$ 676
Provision for depreciation, depletion, and amortization	82,048	47,642
Gain on sale of business	–	(12,515)
Impairment of long-lived assets	64,548	2,075
Non-cash inventory, spare parts and other writedowns	6,653	–
Deferred income taxes	(25,373)	(2,077)
Other non-cash items	2,381	895
Changes in operating assets and liabilities:
Receivables	(972)	21,726
Inventories	(2,393)	18,235
Other assets	(22,793)	(20,568)
Accounts payable and other liabilities	(8,489)	(20,161)
Net cash (used in) provided by operating activities	(1,655)	35,928

Cash flows from investing activities:
Capital expenditures	(37,466)	(149,424)
Grants received for capital expenditures	–	236
Proceeds from sale of business	105,067	20,817
Proceeds from sale of assets	1,243	7,194
Net cash provided by (used in) investing activities	68,844	(121,177)

Cash flows from financing activities:
Net payments of commercial paper	(40,700)	32,050
Borrowings under credit agreement	65,000	8,500
Payments under credit agreement	(70,500)	(3,000)
Issuances of notes payable	–	50,000
Payments under industrial development bond agreement	–	(19,000)
Proceeds from stock option exercises	490	–
Dividends paid	(5,929)	(5,918)
Net cash (used in) provided by financing activities	(51,639)	62,632

Net increase (decrease) in cash and cash equivalents	$ 15,550	$ (22,617)

Note 1.

Basis of Presentation

Balance sheet amounts at December 31, 2013, are unaudited.  The December 31, 2012, balance sheet amounts are derived from audited financial statements, and included liabilities of discontinued operations related to the Brokaw mill.  The assets and liabilities of the specialty paper business and Brainerd mill have not been reclassified in the December 31, 2012 balance sheet.  The statements of cash flows for the year ended December 31, 2013 are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.  The statements of cash flows for the year ended December 31, 2012 are derived from audited financial statements and have not been adjusted to separately disclose cash flows related to discontinued operations. See Note 2 for additional discussion of Discontinued Operations.

Note 2.

Discontinued Operations, Net of Tax

We determined that the sale of the specialty paper business, and closure of the Brainerd and Brokaw mills, all met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, "Discontinued Operations". The results of operations of the specialty paper business, Brainerd, and Brokaw mills have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations when the respective component met the criteria for discontinued operations presentation.

On June 26, 2013, we completed the sale of the specialty paper business, which excluded the assets of the Brainerd, Minnesota mill. The sale generated an impairment charge of $40.7 million.  Included in the impairment charge is a credit of approximately $3.7 million related to pension and other postretirement plan settlements, curtailments, and special termination benefits resulting from the sale transaction.  Additionally, expenses related to severance and benefits, contract termination costs, and other associated closure costs totaled $0.9 million and $4.5 million, respectively, in the three months and year ended December 31, 2013.  No significant additional closure charges are anticipated.

In February 2013, we announced the planned closure of our technical specialty paper mill in Brainerd, Minnesota.  Closure charges for the three months and year ended December 31, 2013, were $0.6 million and $29.2, respectively.  The charges for the year ended December 31, 2013 are primarily a result of accelerated depreciation on mill assets, an adjustment of mill inventory and spare parts to net realizable value, severance and benefit continuation costs, and other associated closure costs. No significant additional closure charges are anticipated.

In December 2011, we announced that our Board of Directors had approved the sale of our premium Print & Color brands, and the closure of our Brokaw, Wisconsin paper mill.  The sale of the premium Print & Color brands, select paper inventory, and certain manufacturing equipment closed on January 31, 2012, generating proceeds of $20.5 million and a gain of $7.7 million.  We permanently ceased papermaking operations at the mill on February 10, 2012.

Note 3.

Defined Benefit Pension Plans

Within continuing operations, in the three months and year ended December 31, 2013, we incurred pre-tax charges of $0.9 million and $3.0 million, respectively, related  to settlement charges associated with a cash balance pension plan.  Within continuing operations, in the three months and year ended December 31, 2012, we incurred pre-tax charges of $0.5 million and $7.1 million, respectively, related to settlement charges associated with various defined benefit pension plans.  The pre-tax charges are included in selling and administrative expenses in the three months and years ended December 31, 2013 and 2012.

Note 4.

Income Taxes

In the three months ended December 31, 2013, our effective income tax rate related to earnings (loss) from continuing operations before income taxes was impacted by an adjustment made to our provision for taxes of approximately $8.0 million.  The adjustment was related to an income tax valuation allowance for a portion of an existing cellulosic biofuels credit that will likely not be utilized to offset taxable income in the future.  In addition to the adjustment made in the fourth quarter of 2013, the effective income tax rate for the year ended December 31, 2013, was impacted by an adjustment made to our provision for income taxes, net of federal tax benefit, of approximately $13.0 million, with approximately $12.6 million of the amount related to certain state income tax carryforwards that will likely not be utilized to offset taxable income in the future.

Note 5.

Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months		Years
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012

Depreciation and amortization (unaudited)	$ 10,057	$ 8,677	$ 39,774	$ 30,573

Tons sold (unaudited)	47,538	45,202	181,046	177,458

Cases shipped (unaudited)	4,393	4,091	16,729	16,021

Note 6.

Reconciliation of Non-GAAP Financial Measures (unaudited)

The following tables set forth certain non-U.S. generally accepted accounting principles ("GAAP") financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating results but are not a substitution of GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended	Three Months Ended
(in thousands)	December 31, 2013	December 31, 2012

Net loss	$ (9,982)	$ (2,458)
Loss from discontinued operations, net of taxes	2,160	2,691
Provision (credit) for income taxes	8,090	(23)
Interest expense and other, net	1,951	985
Operating profit	2,219	1,195
Depreciation, depletion, and amortization	10,057	8,677
EBITDA	$ 12,276	$ 9,872

Net sales	$ 91,104	$ 86,961
EBITDA margin	13.5%	11.4%

EBITDA	$ 12,276	$ 9,872
Capital related expenses(1)	–	2,985
(Credit) charge for contract at former manufacturing facility(2)	(1,569)	–
Defined benefit retirement plan settlement charges	890	519
Adjusted EBITDA	$ 11,597	$ 13,376

Net sales	$ 91,104	$ 86,961
Adjusted EBITDA margin	12.7%	15.4%

Adjusted EBITDA	$ 11,597	$ 13,376
Depreciation, depletion, and amortization	10,057	8,677
Adjusted operating profit	$ 1,540	$ 4,699

	Year Ended	Year Ended
(in thousands)	December 31, 2013	December 31, 2012

Net (loss) earnings	$ (97,265)	$ 676
Loss (earnings) from discontinued operations, net of taxes	69,082	(2,238)
Provision (credit) for income taxes	16,793	(682)
Interest expense and other, net	8,806	3,381
Operating (loss) profit	(2,584)	1,137
Depreciation, depletion, and amortization	39,774	30,573
EBITDA	$ 37,190	$ 31,710

Net sales	$348,584	$344,182
EBITDA margin	10.7%	9.2%

EBITDA	$ 37,190	$ 31,710
Capital related expenses(1)	–	8,353
(Credit) charge for contract at former manufacturing facility (2)	(3,282)	3,324
Defined benefit retirement plan settlement charges	3,011	7,147
Adjusted EBITDA	$36,919	$ 50,534

Net sales	$348,584	$344,182
Adjusted EBITDA margin	10.6%	14.7%

Adjusted EBITDA	$ 36,919	$ 50,534
Depreciation, depletion, and amortization	39,774	30,573
Adjusted operating (loss) profit	$ (2,855)	$ 19,961

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2013	2012	2013	2012

Net (loss) earnings	$(9,982)	$(2,458)	$(97,265)	$ 676
Loss (earnings) from discontinued operations, net of tax	2,160	2,691	69,082	(2,238)
Capital related expenses, net of tax(1)	–	1,881	–	5,262
(Credit) charge for contract at former manufacturing facility, net of tax(2)	(988)	–	(2,068)	2,094
Income tax valuation allowance	7,960	–	20,968	–
Settlement of income tax matters	–	–	–	(728)
Defined benefit retirement plan settlement charges, net of tax	561	327	1,897	4,503
Adjusted net (loss) earnings	$ (289)	$ 2,441	$ (7,386)	$9,569

	Three Months Ended		Years Ended
	December 31,		December 31,
(all amounts in dollars per diluted share)	2013	2012	2013	2012

Net (loss) earnings per share	$(0.20)	$(0.05)	$(1.97)	$0.01
Loss (earnings) from discontinued operations, net of tax	0.04	0.05	1.40	(0.05)
Capital related expenses, net of tax(1)	–	0.04	–	0.11
(Credit) charge for contract at former manufacturing facility, net of tax(2)	(0.02)	–	(0.04)	0.04
Income tax valuation allowance	0.16	–	0.42	–
Settlement of income tax matters	–	–	–	(0.01)
Defined benefit retirement plan settlement charges, net of tax	0.01	0.01	0.04	0.09
Adjusted net (loss) earnings per share*	$(0.00)	$0.05	$(0.15)	$0.19

(1)  Expenses associated with the Tissue expansion project at Harrodsburg, Kentucky.

(2)  Credit/charges associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New Hampshire.

*  Totals may not foot due to rounding differences.

APPENDIX A

WAUSAU PAPER CORP.

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation, and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be participants in our solicitation of proxies from our stockholders in connection with our 2014 Annual Meeting of Shareholders (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors and nominees are set forth under the section above titled “Item One-Election of Directors” of this proxy statement.  The name and business addresses of the organization of employment of our directors and nominees are as follows:

Name	Business Address

Mr. Michael C. Burandt	c/o Wausau Paper Corp., 100 Paper Place, Mosinee, Wisconsin 54455-9099
Ms. Londa J. Dewey	c/o Wausau Paper Corp., 100 Paper Place, Mosinee, Wisconsin 54455-9099
Mr. Gary W. Freels	c/o Wausau Paper Corp., 100 Paper Place, Mosinee, Wisconsin 54455-9099
Mr. Charles E. Hodges	c/o Wausau Paper Corp., 100 Paper Place, Mosinee, Wisconsin 54455-9099
Mr. Thomas J. Howatt	c/o Wausau Paper Corp., 100 Paper Place, Mosinee, Wisconsin 54455-9099
Mr. G. Watts Humphrey, Jr.	c/o Wausau Paper Corp., 100 Paper Place, Mosinee, Wisconsin 54455-9099
Mr. John S. Kvocka	c/o Wausau Paper Corp., 100 Paper Place, Mosinee, Wisconsin 54455-9099
Mr. George P. Murphy	c/o Wausau Paper Corp., 100 Paper Place, Mosinee, Wisconsin 54455-9099
Mr. Henry C. Newell	c/o Wausau Paper Corp., 100 Paper Place, Mosinee, Wisconsin 54455-9099

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below.  The principal occupation refers to such person’s position with the Company, and the business address for each person is Wausau Paper Corp., 100 Paper Place, Mosinee, Wisconsin  54455-9099.

Name	Title

Ms. Sherri L. Lemmer	Senior Vice President and Chief Financial Officer
Mr. Matthew L. Urmanski	Senior Vice President and General Manager, Tissue
Mr. Perry D. Grueber	Director Investor Relations

Information Regarding Ownership of Company Securities By Participants

The amount of the Company’s securities beneficially owned by each Participant as of February 10, 2014, including the number of securities for which beneficial ownership can be acquired within 60 days of such date are listed below.  Except as otherwise noted in the footnotes below, each person or entity identified in the table below, to our knowledge, has sole voting and investment power with respect to the securities they hold, other than property rights of spouses.

Common Stock
Name	Beneficially Owned

Mr. Michael C. Burandt	15,493 (1)
Ms. Londa J. Dewey	27,409 (2)
Mr. Gary W. Freels	1,044,057 (3)
Mr. Charles E. Hodges	18,493 (4)
Mr. Thomas J. Howatt	1,021,268 (5)
Mr. G. Watts Humphrey, Jr.	50,793 (6)
Mr. John S. Kvocka	9,803 (7)
Mr. George P. Murphy	11,788 (8)
Mr. Henry C. Newell	283,669 (9)
Mr. Sherri L. Lemmer	25,381 (10)
Mr. Matthew L. Urmanski	33,364 (11)
Mr. Perry D. Grueber	232 (12)

(1)  Represents shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of February 10, 2014.

(2)  Includes 22,409 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of February 10, 2014.

(3)  Includes 975,065 shares of common stock held by two charitable foundations of which Mr. Freels serves as president and/or a director and for which Mr. Freels has sole voting power and shared investment power, as well as 37,000 option shares and 31,992 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of February 10, 2014.

(4)  Includes 15,493 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of February 10, 2014.

(5)  Includes 697,205 option shares and 18,262 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of February 10, 2014.

(6)  Includes 12,000 option shares and 30,593 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of February 10, 2014, as well as 2,200 shares held in a SEP IRA for which Mr. Humphrey has sole voting power and sole investment power, and 6,000 shares held in various trusts for which Mr. Humphrey has sole voting power and sole investment power.

(7)  Includes 9,028 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of February 10, 2014.

(8)  Includes 9,028 shares attributable to performance units (including dividend equivalents) that may be acquired within 60 days of February 10, 2014.

(9)  Includes 175,000 option shares that may be acquired through the exercise of options within 60 days of February 10, 2014, 20,500 shares held in an IRA for which Mr. Newell has sole voting power and sole investment power, and 2,751 shares held under the Company’s 401(k) Plan on December 31, 2013 for which Mr. Newell has sole voting power and sole investment power.

(10) Includes 8,000 option shares that may be acquired through the exercise of options within 60 days of February 10, 2014 and 636 shares held under the Company’s 401(k) Plan on December 31, 2013 for which Ms. Lemmer has sole voting power and sole investment power.

(11) Includes 10,000 option shares that may be acquired through the exercise of options within 60 days of February 10, 2014 and 4,283 shares held under the Company’s 401(k) Plan on December 31, 2013 for which Mr. Urmanski has sole voting power and sole investment power.

(12) Represents 232 shares held under the Company’s 401(k) Plan on December 31, 2013.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the past two years.  No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Company Securities Purchased or Sold (February 1, 2012 – February 1, 2014)

Name	Transaction Date	No. of Shares	Transaction Description
Michael C. Burandt	04/19/12	5,767.0127	Award – Restricted Stock Units
	05/15/12	18.1734	Award – Restricted Stock Units
	08/15/12	21.0882	Award – Restricted Stock Units
	11/15/12	22.8894	Award – Restricted Stock Units
	01/02/13	5,549.3896	Award – Restricted Stock Units
	02/15/13	33.4992	Award - Restricted Stock Units
	05/15/13	32.8878	Award - Restricted Stock Units
	08/15/13	30.6287	Award - Restricted Stock Units
	11/15/13	29.7038	Award - Restricted Stock Units
	01/02/14	3,987.2408	Award - Restricted Stock Units

Londa J. Dewey	02/15/12	39.8756	Award – Restricted Stock Units
	02/21/12	100	Acquisition – Open Market Purchase
	02/21/12	4,900	Acquisition – Open Market Purchase
	05/15/12	39.4986	Award – Restricted Stock Units
	08/15/12	45.8337	Award – Restricted Stock Units
	11/15/12	49.7486	Award – Restricted Stock Units
	01/02/13	5,549.3896	Award – Restricted Stock Units
	02/15/13	53.6371	Award – Restricted Stock Units
	05/15/13	52.6581	Award - Restricted Stock Units
	08/15/13	49.0410	Award - Restricted Stock Units
	11/15/13	47.5601	Award - Restricted Stock Units
	01/02/14	3,987.2408	Award - Restricted Stock Units

Gary W. Freels	02/15/12	47.633	Award – Common Stock Equivalent Units
	02/15/12	69.7071	Award – Restricted Stock Units
	05/15/12	47.1827	Award – Common Stock Equivalent Units
	05/15/12	69.048	Award – Restricted Stock Units
	08/15/12	54.751	Award – Common Stock Equivalent Units
	08/15/12	80.1226	Award – Restricted Stock Units
	11/15/12	59.4284	Award – Common Stock Equivalent Units
	11/15/12	86.9662	Award – Restricted Stock Units
	01/02/13	5,549.3896	Award – Restricted Stock Units
	02/15/13	81.5410	Award – Restricted Stock Units
	02/15/13	44.5564	Award – Common Stock Equivalent Units
	05/15/13	80.0530	Award – Restricted Stock Units
	05/15/13	43.7426	Award – Common Stock Equivalent Units
	08/15/13	74.5540	Award – Restricted Stock Units
	08/15/13	40.7377	Award – Common Stock Equivalent Units
	11/15/13	72.3028	Award – Restricted Stock Units
	11/15/13	39.5082	Award – Common Stock Equivalent Units
	01/02/14	3,987.2408	Award – Restricted Stock Units

Charles E. Hodges	04/19/12	5,767.0127	Award – Restricted Stock Units
	05/15/12	18.1734	Award – Restricted Stock Units
	08/15/12	21.0882	Award – Restricted Stock Units
	11/15/12	22.8894	Award – Restricted Stock Units
	01/02/13	5,549.3896	Award – Restricted Stock Units
	02/15/13	33.4992	Award – Restricted Stock Units
	05/15/13	32.8878	Award – Restricted Stock Units
	08/09/13	1,000	Acquisition – Open Market Purchase
	08/15/13	30.6287	Award – Restricted Stock Units
	08/29/13	1,000	Acquisition – Open Market Purchase
	11/15/13	29.7038	Award – Restricted Stock Units
	01/02/14	3,987.2408	Award – Restricted Stock Units

Thomas J. Howatt	02/15/12	602.4823	Acquired under Dividend Reinvestment Plan
	02/15/12	74.4659	Award – Common Stock Equivalent Units
	02/15/12	22.2	Award – Dividend Equivalents
	02/15/12	26.9665	Award – Restricted Stock Units
	02/29/12	11,592	Settlement of Performance Rights on Vesting
	02/29/12	17,617.1614	Award – Performance Rights Conditions Satisfied
	02/29/12	17,617.1614	Disposition – Settlement of Performance Rights
	05/15/12	73.7615	Award – Common Stock Equivalent Units
	05/15/12	22.8	Award – Dividend Equivalents
	05/15/12	26.7116	Award – Restricted Stock Units
	08/15/12	85.593	Award –Common Stock Equivalent Units
	08/15/12	26	Award – Dividend Equivalents
	08/15/12	30.9957	Award – Restricted Stock Units
	11/15/12	92.9027	Award – Common Stock Equivalent Units
	11/15/12	28.2	Award – Dividend Equivalents
	11/15/12	33.6433	Award – Restricted Stock Units
	12/31/12	29,666	Unallocated interest in a 401(k) Trust
	01/02/13	5,549.3896	Award – Restricted Stock Units
	02/15/13	41.5620	Award – Restricted Stock Units
	02/15/13	69.6556	Award – Common Stock Equivalent Units
	02/15/13	21.1000	Award – Dividend Equivalents
	05/15/13	40.8035	Award – Restricted Stock Units
	05/15/13	68.3823	Award – Common Stock Equivalent Units
	05/15/13	20.7000	Award – Dividend Equivalents
	08/15/13	38.0006	Award – Restricted Stock Units
	08/15/13	63.6852	Award – Common Stock Equivalent Units
	08/15/13	19.3000	Award – Dividend Equivalents
	08/26/13	30,822	Unallocated interest in a 401(k) Trust
	08/26/13	30,822	Disposition – Unallocated interest in a 401(k) Trust
	11/15/13	36.8532	Award – Restricted Stock Units
	11/15/13	61.7627	Award – Common Stock Equivalent Units
	11/15/13	18.7000	Award – Dividend Equivalents
	01/02/14	3,987.2408	Award – Restricted Stock Units
	01/03/14	32,025	Settlement of Performance Rights on Vesting
	01/03/14	50,014.1175	Award – Performance Rights Conditions Satisfied
	01/03/14	50,014.1175	Disposition – Settlement of Performance Rights

G. Watts Humphrey, Jr.	02/15/12	65.3497	Award – Restricted Stock Units
	05/15/12	64.7318	Award – Restricted Stock Units
	08/15/12	75.1144	Award – Restricted Stock Units
	11/15/12	81.53	Award – Restricted Stock Units
	01/02/13	5,549.3896	Award – Restricted Stock Units
	02/15/13	77.4652	Award – Restricted Stock Units
	05/15/13	76.0514	Award – Restricted Stock Units
	08/15/13	70.8274	Award – Restricted Stock Units
	11/15/13	68.6886	Award – Restricted Stock Units
	01/02/14	3,987.2408	Award – Restricted Stock Units

John S. Kvocka	04/18/13	5,000	Award – Restricted Stock Units
	05/15/13	14.4092	Award – Restricted Stock Units
	08/15/13	13.4195	Award – Restricted Stock Units
	11/15/13	13.0142	Award – Restricted Stock Units
	01/02/14	3,987.2408	Award – Restricted Stock Units

George P. Murphy	04/18/13	5,000	Award – Restricted Stock Units
	05/15/13	14.4092	Award – Restricted Stock Units
	08/15/13	13.4195	Award – Restricted Stock Units
	11/15/13	13.0142	Award – Restricted Stock Units
	01/02/14	3,987.2408	Award – Restricted Stock Units

Henry C. Newell	02/15/12	91.0595	Acquired under Dividend Reinvestment Plan
	02/15/12	20.69	Award – Performance Rights Subject to Vesting
	02/15/12	60.9447	Award – Performance Rights Subject to Vesting
	02/29/12	3,989.0221	Award – Performance Rights Subject to Vesting
	02/29/12	2,042.0112	Award – Performance Rights Subject to Vesting
	05/15/12	90.6701	Acquired under Dividend Reinvestment Plan
	05/15/12	33.065	Award – Performance Rights Subject to Vesting
	05/15/12	60.3685	Award – Performance Rights Subject to Vesting
	05/15/12	6.4348	Award – Performance Rights Subject to Vesting
	08/15/12	105.0284	Acquired under Dividend Reinvestment Plan
	08/15/12	38.3679	Award – Performance Rights Subject to Vesting
	08/15/12	70.051	Award – Performance Rights Subject to Vesting
	08/15/12	7.4671	Award – Performance Rights Subject to Vesting
	11/15/12	113.5195	Acquired under Dividend Reinvestment Plan
	11/15/12	41.6452	Award – Performance Rights Subject to Vesting
	11/15/12	76.0343	Award – Performance Rights Subject to Vesting
	11/15/12	8.1047	Award – Performance Rights Subject to Vesting
	12/31/12	2,731	Unallocated interest in a 401(k) Trust
	01/02/13	18,036	Award – Performance Rights Subject to Vesting
	01/03/13	6,320	Settlement of Performance Rights Upon Vesting
	01/03/13	10,605.6746	Disposition – Settlement of Performance Rights
	02/15/13	103.8929	Acquired under Dividend Reinvestment Plan
	02/15/13	53.0991	Award – Performance Rights Subject to Vesting
	02/15/13	6.0766	Award – Performance Rights Subject to Vesting
	02/15/13	57.0071	Award – Performance Rights Subject to Vesting
	03/01/13	1,343	Settlement of Performance Rights Upon Vesting
	03/01/13	2,070.0944	Disposition – Settlement of Performance Rights
	03/04/13	26,216.9372	Award – Performance Rights Subject to Vesting
	05/15/13	105.7396	Acquired under Dividend Reinvestment Plan
	05/15/13	52.1300	Award – Performance Rights Subject to Vesting
	05/15/13	131.5197	Award – Performance Rights Subject to Vesting
	08/15/13	98.0886	Acquired under Dividend Reinvestment Plan
	08/15/13	48.5492	Award – Performance Rights Subject to Vesting
	08/15/13	122.4858	Award – Performance Rights Subject to Vesting
	11/04/13	2,000	Acquisition – Open Market Purchase by IRA
	11/15/13	95.8098	Acquired under Dividend Reinvestment Plan
	11/15/13	47.0831	Award – Performance Rights Subject to Vesting
	11/15/13	118.7869	Award – Performance Rights Subject to Vesting
	12/31/13	2,751	Unallocated interest in a 401(k) Trust
	01/03/14	48,121	Settlement of Performance Rights on Vesting
	01/03/14	28,805.1969	Award – Performance Rights Conditions Satisfied
	01/03/14	74,815.3321	Disposition – Settlement of Performance Rights

Sherri L. Lemmer	02/15/12	35.2614	Acquired under Dividend Reinvestment Plan
	02/15/12	5.5212	Award – Performance Rights Subject to Vesting
	02/15/12	6.9383	Award – Performance Rights Subject to Vesting
	02/29/12	625.0693	Award – Performance Rights Subject to Vesting
	05/15/12	35.581	Acquired under Dividend Reinvestment Plan
	05/15/12	7.4389	Award – Performance Rights Subject to Vesting
	05/15/12	6.8727	Award – Performance Rights Subject to Vesting
	08/15/12	41.2908	Acquired under Dividend Reinvestment Plan
	08/15/12	8.6316	Award – Performance Rights Subject to Vesting
	08/15/12	7.975	Award – Performance Rights Subject to Vesting
	11/15/12	44.5919	Acquired under Dividend Reinvestment Plan
	11/15/12	9.3691	Award – Performance Rights Subject to Vesting
	11/15/12	8.6562	Award – Performance Rights Subject to Vesting
	12/31/12	631	Unallocated interest in a 401(k) Trust
	01/02/13	4,995	Award – Performance Rights Subject to Vesting
	01/03/13	1,422	Settlement of Performance Rights Upon Vesting
	01/03/13	2,386.019	Disposition – Settlement of Performance Rights
	02/15/13	37.7400	Acquired under Dividend Reinvestment Plan
	02/15/13	14.7056	Award – Performance Rights Subject to Vesting
	02/15/13	6.4900	Award – Performance Rights Subject to Vesting
	03/04/13	1,492.9386	Award – Performance Rights Subject to Vesting
	03/04/13	2,537.4232	Award – Performance Rights Subject to Vesting
	05/15/13	37.0576	Acquired under Dividend Reinvestment Plan
	05/15/13	14.4372	Award – Performance Rights Subject to Vesting
	05/15/13	10.6740	Award – Performance Rights Subject to Vesting
	05/15/13	7.3124	Award – Performance Rights Subject to Vesting
	08/15/13	34.3407	Acquired under Dividend Reinvestment Plan
	08/15/13	13.4455	Award – Performance Rights Subject to Vesting
	08/15/13	9.9408	Award – Performance Rights Subject to Vesting
	08/15/13	6.8102	Award – Performance Rights Subject to Vesting
	11/15/13	33.4171	Acquired under Dividend Reinvestment Plan
	11/15/13	13.0395	Award – Performance Rights Subject to Vesting
	11/15/13	9.6406	Award – Performance Rights Subject to Vesting
	11/15/13	6.6045	Award – Performance Rights Subject to Vesting
	12/31/13	636	Unallocated interest in a 401(k) Trust
	01/03/14	3,811	Settlement of Performance Rights on Vesting
	01/03/14	2,660.6248	Award – Performance Rights Conditions Satisfied
	01/03/14	6,394.7510	Disposition – Settlement of Performance Rights

Matthew L. Urmanski	05/15/12	38.9658	Acquired under Dividend Reinvestment Plan
	05/15/12	9.7557	Award – Performance Rights Subject to Vesting
	05/15/12	7.6915	Award – Performance Rights Subject to Vesting
	08/15/12	45.2185	Acquired under Dividend Reinvestment Plan
	08/15/12	11.3202	Award – Performance Rights Subject to Vesting
	08/15/12	8.9251	Award – Performance Rights Subject to Vesting
	11/15/12	48.8325	Acquired under Dividend Reinvestment Plan
	11/15/12	12.2872	Award – Performance Rights Subject to Vesting
	11/15/12	9.6874	Award – Performance Rights Subject to Vesting
	12/31/12	4,252	Unallocated interest in a 401(k) Trust
	01/02/13	4,995	Award – Performance Rights Subject to Vesting
	01/03/13	1,877	Settlement of Performance Rights Upon Vesting
	01/03/13	3,129.1381	Disposition – Settlement of Performance Rights
	02/15/13	42.2738	Acquired under Dividend Reinvestment Plan
	02/15/13	14.7056	Award – Performance Rights Subject to Vesting
	02/15/13	7.2632	Award – Performance Rights Subject to Vesting
	03/04/13	1,669.8945	Award – Performance Rights Subject to Vesting
	03/04/13	3,304.8340	Award – Performance Rights Subject to Vesting
	05/15/13	41.5088	Acquired under Dividend Reinvestment Plan
	05/15/13	14.4372	Award – Performance Rights Subject to Vesting
	05/15/13	11.9431	Award – Performance Rights Subject to Vesting
	05/15/13	9.5240	Award – Performance Rights Subject to Vesting
	08/15/13	38.4653	Acquired under Dividend Reinvestment Plan
	08/15/13	13.4455	Award – Performance Rights Subject to Vesting
	08/15/13	11.1226	Award – Performance Rights Subject to Vesting
	08/15/13	8.8698	Award – Performance Rights Subject to Vesting
	11/15/13	37.4304	Acquired under Dividend Reinvestment Plan
	11/15/13	13.0395	Award – Performance Rights Subject to Vesting
	11/15/13	10.7868	Award – Performance Rights Subject to Vesting
	11/15/13	8.6020	Award – Performance Rights Subject to Vesting
	12/31/13	4,283	Unallocated interest in a 401(k) Trust
	01/03/14	4,594	Settlement of Performance Rights on Vesting
	01/03/14	3,489.1389	Award – Performance Rights Conditions Satisfied
	01/03/14	7,667.2180	Disposition – Settlement of Performance Rights

Perry D. Grueber	12/31/13	232	Unallocated interest in a 401(k) Trust

Miscellaneous Information Regarding Participants

To the Company’s knowledge:

•

No Participant owns any securities of the Company of record that such Participant does not own beneficially.

•

No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•

No associate of any Participant owns beneficially, directly or indirectly, any securities of the Company.  No Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

•

No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

•

No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.